Exhibit 99.1

Contact:
David Waldman or Natalya Rudman
Crescendo Communications, LLC
Email: mlss@crescendo-ir.com
Tel: 212-671-1020

MILESTONE SCIENTIFIC INC. PRICES PUBLIC OFFERING OF COMMON STOCK AND WARRANTS FOR GROSS PROCEEDS OF $3 MILLION

LIVINGSTON, NJ, December 16, 2016 -- Milestone Scientific Inc. (NYSE MKT: MLSS), a medical R&D and dental products company that designs, patents, incubates and commercializes a growing portfolio of innovative therapeutic injection technologies, today announced the pricing of an underwritten public offering of 2,000,000 shares of its common stock and accompanying warrants to purchase 1,500,000 shares. Each share of common stock is sold in combination with a warrant to purchase 0.75 shares of common stock. The public offering price for each share and related warrant is $1.50. The warrants have a three year term and an exercise price of $2.55 per share. The gross proceeds to the company from this offering are expected to be approximately $3,000,000, before deducting underwriting discounts and commissions and other estimated offering expenses. The company has granted the representative of the underwriters a 45-day over-allotment option to purchase up to an additional 300,000 shares of its common stock and/or 225,000 warrants. The offering is expected to close on December 21, 2016, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for the offering.

This offering is being made pursuant to a shelf registration statement (File No. 333-209466) previously filed with the Securities and Exchange Commission (the “SEC”) which became effective on May 4, 2016.  A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and a final prospectus supplement and accompanying base prospectus will be filed with the SEC.  Electronic copies of the preliminary prospectus supplement and, when available, electronic copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the SEC’s website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174 or via telephone at 212-895-3500 or email: syndicate@maximgroup.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a medical R&D company that designs, patents, incubates and commercializes a growing portfolio of innovative injection technologies. Milestone's computer-controlled systems make injections precise, efficient, and virtually painless. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2015. The forward looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.